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                                                                       EXHIBIT 1


                                 AMENDMENT TO
                  THE STANDARD TERMS AND CONDITIONS OF TRUST
                           DATED AS OF APRIL 1, 1995

                                    AND TO


                       THE TRUST INDENTURE AND AGREEMENT
                             DATED APRIL 27, 1995
                                      FOR

               STANDARD & POOR'S MIDCAP 400 DEPOSITARY RECEIPTS
                             ("MIDCAP SPDR") TRUST


                                    BETWEEN

                    PDR SERVICES CORPORATION,  AS SPONSOR,

                                      AND

                       THE BANK OF NEW YORK,  AS TRUSTEE

                         EFFECTIVE SEPTEMBER 30, 1997


    This Amendment (the "Amendment Agreement") dated as of September 1, 1997 and effective September 30, 1997 between PDR Services Corporation as sponsor (the "Sponsor") and The Bank of New York as trustee (the "Trustee") amends the document entitled "Standard Terms and Conditions of Trust for Standard & Poor's MidCap 400 Depositary Receipts ("MidCap SPDR") Trust dated as of April 1, 1995 between PDR Services Corporation, as Sponsor, and The Bank of New York, as Trustee" (hereinafter called the "Standard Terms") and the document entitled "Trust Indenture and Agreement dated April 27, 1995 incorporating by reference Standard Terms and Conditions of Trust for Standard
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& Poor's MidCap 400 Depositary Receipts ("MidCap SPDR") Trust Series 1 dated as of April 1, 1995," (hereinafter called the "Trust Indenture"), (the Standard Terms and the Trust Indenture and any and all previous amendments thereto hereinafter called the "Trust Documents").


    WITNESSETH THAT:

    WHEREAS, the parties hereto have entered into the Trust Documents to facilitate the creation of the Standard & Poor's MidCap 400 Depositary Receipts ( MidCap "SPDR") Trust (the "Trust"); and

    WHEREAS, the parties hereto desire to amend the Trust Documents as more fully set forth below;

    NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the Sponsor and the Trustee agree as follows:

    1. Section 2G of the Trust Indenture which states that: "The Trust's taxable year shall be the calendar year ending each December 31."

shall be deleted in its entirety and the following sentence shall be inserted in replacement thereof:

                 "The Trust's taxable year shall be the fiscal year ending each September 30, commencing with September 30, 1997."
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    2.           Article I of the Standard Terms which states that the
                 definition of the term "Distributor" means:
                                         -----------

                 "PDR Distributors, Inc., a registered broker-dealer, a member of the National Association of Securities Dealers, Inc. and a wholly-owned subsidiary of Signature Financial Group, Inc."

shall be amended to add the text set forth below following the word "Inc.":

                 ", any successor corporation thereto and any other corporation appointed by the Sponsor and the Trust to act as the Distributor hereunder, provided that such corporation is identified as the Distributor in the current version of the Trust prospectus."

    3. Section 3.05 of the Standard Terms which states that: "Promptly after the end of each calendar year, the Trustee shall furnish to the DTC Participants for distribution to each person who was a Beneficial Owner of MidCap SPDRs at the end of such calender year: (1) an annual report of the Trust containing financial statements; (2) a summary of transactions for the Trust in the Trust's accounts; (3) a summary of Securities purchased and sold; (4) amounts distributed to Beneficial Owners expressed in reasonable detail both as an aggregate dollar amount
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                 and as a dollar amount per MidCap SPDR; and (5) such other information as may be required by applicable laws, rules and regulations."

shall be deleted in its entirety and the following text shall be inserted in replacement thereof:

                 "Promptly after the end of each taxable year of the Trust, the Trustee shall furnish to the DTC Participants for distribution to each person who was a Beneficial Owner of MidCap SPDRs at the end of such taxable year: (1) an annual report of the trust containing financial statements; (2) a summary of transactions for the Trust in the Trust's accounts; (3) a summary of Securities purchased and sold; (4) amounts distributed to Beneficial Owners expressed in reasonable detail both as an aggregate dollar amount and as a dollar amount per MidCap SPDR; and (5) such other information as may be required by applicable laws, rules and regulations.

    4. Pursuant to Section 10.01 of the Standard Terms, both parties to this Amendment Agreement hereby agree that paragraphs (1), (2) and (3) of this Amendment Agreement are made in regard to matters as will not adversely affect the interests of Beneficial Owners in compliance with the provisions of
Section 10.01(a) thereof.
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    5.           Pursuant to Section 10.01, the Trustee agrees that it shall promptly furnish each DTC Participant with sufficient copies of a written notice of the substance of the terms of this Amendment Agreement for transmittal by each such DTC Participant to the Beneficial Owners of the Trust.

    6. Except as amended hereby, the Trust Documents now in effect are in all respects ratified and confirmed hereby and this Amendment Agreement and all of its provisions shall be deemed to be a part of the Trust Documents.

    7. This Amendment Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the date hereof.

                                         PDR SERVICES CORPORATION,  as  Sponsor


                                         By: _______________________________
                                             Title: President

ATTEST: ____________

TITLE:  _____________                  THE BANK OF NEW YORK,  as Trustee


                                         By:________________________________
                                            Title:

ATTEST: ____________

TITLE:  _____________
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STATE OF NEW YORK     )
                 : ss:
COUNTY OF NEW YORK    )

    On the __ day of September in the year 1997 before me personally came Joseph Stefanelli to me known, who, being by me duly sworn, did depose and say that he is the President of PDR Services Corporation, the corporation described in and which executed the above instrument; and that he signed his name thereto by like authority.



________________________
Notary Public